                                                                    EXHIBIT 99.1

[AURORA BIOSCIENCES CORPORATION LOGO]


Aurora Biosciences Corporation
Contact: Doug Farrell                      11010 Torreyana Road
Senior Director, Investor Relations &      San Diego, CA 92121
    Corporate Communications

E-mail: ir@aurorabio.com                   Phone: (858) 404-6767
Website: http://www.aurorabio.com          Fax: (858) 404-6714


                   AURORA BIOSCIENCES ACQUIRES QUORUM SCIENCES
          - EXPANDS DISCOVERY CAPABILITIES TO INCLUDE ANTIMICROBIALS -

SAN DIEGO (OCTOBER 20, 2000) -- Aurora Biosciences Corporation (Nasdaq: ABSC) and Quorum Sciences, Inc. today announced that Aurora has acquired Quorum Sciences for 81,287 shares of Aurora common stock. The merger will be accounted for using the pooling-of-interests method.

Quorum Sciences is a leader in understanding the basis for microorganism defenses and infection, such as the rapidly emerging area of biofilms. Quorum Sciences has significant expertise in the discovery of novel targets from bacteria and the ability to identify lead compounds that inhibit chemical signaling pathways between microorganisms for therapeutic and industrial applications. Quorum has ongoing research agreements with the Cystic Fibrosis Foundation and a well-known commercial entity.

"The acquisition of Quorum Sciences and its proprietary technologies positions Aurora as a leader in the important area of biofilm inhibitors and antimicrobial target identification," said Stuart J. M. Collinson, Ph.D., Aurora's chairman, chief executive officer and president. "Our expansion into this emerging area is particularly exciting in light of our own drug discovery efforts with the Cystic Fibrosis Foundation focused on respiratory diseases. We believe this acquisition fits nicely with our overall strategy of expanding our discovery capabilities while focusing on technologies that already have a proven scientific, and more importantly, commercialization record."

"The combination of Aurora and Quorum Sciences represents a unique opportunity to make a significant impact in the area of antimicrobial therapeutics," said E. Peter Greenberg, Ph.D., chief scientific officer of Quorum Sciences and a professor at the University of Iowa. Dr. Greenberg is a recognized expert in biofilms. He continues, "Combining Quorum Science's expertise in biofilms with Aurora's discovery capabilities, ranging from assay and screening technologies to its 500,000 compound library, will create an unique process for identifying novel targets, and screening and discovering antimicrobials. This is great news for pharmaceutical companies wishing to fill their pipelines with antimicrobial therapeutics." Following the merger, Dr. Greenberg will be an exclusive consultant for Aurora.

Robert J. Beall, Ph.D., president and chief executive officer of the Cystic Fibrosis Foundation, commented, "Aurora's acquisition of Quorum Sciences, coming within six months of our major cystic fibrosis alliance with Aurora, demonstrates Aurora's ability to rapidly integrate new, innovative technologies into their discovery alliance model in order to attack a disease area from different target and therapeutic angles. Ultimately, their multi-pronged approach will increase the probability of success in expanding therapeutic pipelines for significant diseases, such as cystic fibrosis, regardless of the specific types of targets involved."


                                                                            more
--------------------------------------------------------------------------------

Page 1                                                        Aurora Biosciences
October 20, 2000

Quorum Sciences is a leader in assay development for quorum sensing and biofilms in microorganisms. Quorum sensing is the ability of microorganisms to organize in the presence of signals secreted by such microorganisms. A biofilm is a protective coating formed by organized microorganisms to shield themselves from antibiotics and the host's natural defenses. Biofilms are commonly found in infections, particularly in cystic fibrosis, and infections associated with medical devices, such as catheters.

Aurora designs, develops and commercializes advanced drug discovery technologies, services and systems to accelerate the discovery of new medicines. Aurora's core technologies include a broad portfolio of proprietary fluorescence assay technologies, including its GeneBLAzer(TM) and VIPR(TM) technologies, its functional genomics GenomeScreen(TM) program, its automated master compound store, the AMCS, and its ultra-high throughput screening system (UHTSS(TM) Platform) and subsystems to miniaturize and automate drug screening and profiling assays derived from those technologies. Aurora's technologies have been commercially validated by over 15 major life sciences companies and research organizations, including American Home Products, Bristol-Myers Squibb Co., Cystic Fibrosis Foundation, Eli Lilly & Co., Families of SMA, Glaxo Wellcome, Genentech, Inc., Johnson & Johnson, Merck & Co., Inc., NV Organon Laboratories, Pfizer, Inc., and Warner-Lambert Company, in the form of commercialization agreements for discovery services, licenses or systems. For additional information on Aurora's services and products, please contact Sales and Marketing via email at marcom@aurorabio.com.

Statements in this press release that are not strictly historical are "forward-looking" statements which involve a high degree of technological and competitive risks and uncertainties that exist in Aurora's operations and business environment. Such statements are only predictions and Aurora's actual events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include risks associated with Aurora's new and uncertain technology, dependence on pharmaceutical and biotechnology collaborations, and the development or availability of competing systems. These factors and others are more fully described in Aurora's Annual Report on Form 10-K/A for the fiscal year ended December 31, 1999, and subsequent Form 10-Qs, as filed with the Securities and Exchange Commission. Aurora assumes no obligation to update any forward-looking statements. For additional corporate information, visit the Aurora website at http://www.aurorabio.com.

GeneBLAzer(TM), GenomeScreen(TM), UHTSS(R) and VIPR(TM) are trademarks of Aurora Biosciences Corporation.